Exhibit 99.1

April 16, 2014

Board of Directors

Reynolds American Inc.

401 N. Main Street

Winston-Salem, North Carolina 27101

Attention: McDara P. Folan, III, Secretary

Dear Dara:

After 25 years in the tobacco industry, subject to the last sentence of this letter, I have decided to retire as an employee of Reynolds American Inc. (the “Company”) on April 30, 2014. It has been a pleasure and a privilege to serve the Company and its shareholders and to work alongside such a driven and talented group of colleagues. I understand the Board is considering and I support the appointment of Susan M. Cameron to serve as my successor. To ensure an orderly transition, I hereby submit my retirement as President and Chief Executive Officer and resignation as Director of the Company and as President of RAI Services Company, effective in each case at the close of business on April 30, 2014. This letter will only take effect upon the approval by the Board of Directors of the Company, and execution by the Company and me, of the Retirement and Consulting Agreement and General Release in substantially the form as have been presented to and reviewed by me.

Sincerely,

/s/ Daniel M. Delen

Daniel M. Delen